EMPLOYMENT AGREEMENT (STEVEN VAN FLEET)

THIS AGREEMENT made as of the 1st day of June, 2008.

BETWEEN:

STEVEN VAN FLEET
an individual resident in the State of New York, USA
(hereinafter referred to as the "Employee")

OF THE FIRST PART;

- and -

MICROMEM APPLIED SENSORS TECHNOLOGY, INC.
a corporation incorporated under the laws of the State of Delaware, USA
(hereinafter referred to as the "Corporation")

OF THE SECOND PART;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by both of the parties hereto), it is agreed by and between the parties hereto as follows:

1. **Engagement of Employee**

Subject to the terms and conditions of this Agreement, and approval of this Agreement by the board of directors of the Corporation's parent company, Micromem Technologies Inc. ("Micromem), the Corporation hereby employs the Employee, and the Employee accepts such employment, as President of the Corporation to perform such duties as are normally associated with and incidental to such position and, without limiting the generality of the foregoing, shall include the performance of duties and services set forth in **Schedule "A"** hereto (the "**Services**") to the Corporation during the term specified in paragraph 2 hereof.

2. **Term**

Subject to the provisions contained in paragraph 4, the term of this Agreement shall be for a three (3) year term commencing **[June 1st, 2008]** (the "**Commencement Date**") and ending **[May 31, 2011]** (the "**Expiration Date**") unless extended by mutual written agreement of the parties or terminated in accordance with terms hereof.

3. **Service**

During the term of this agreement, the Employee shall faithfully serve the Corporation and such other persons, firms or corporations associated with the Corporation, and shall use his best efforts to promote the interests and goodwill of the Corporation and shall devote his full time, energy and attention to the business and affairs of the Corporation and shall comply with any employee handbook published

from time to time by the Corporation which sets out general rules for the conduct of the Corporation's employees. During the term of this Agreement, the Employee shall not engage in any other business, occupation or professional activity or become an employee, director, manager or agent of any other company, firm, association, organization or individual if such work shall in any way diminish, detract from or compromise the Employee's work for the Corporation hereunder.

The position of President shall be held by the Employee on a full-time basis for the term of this Agreement.

4. Termination

(a) Termination of Agreement by Corporation without Cause

Subject to subparagraph 4(b), this Agreement may be terminated at any time, without cause, by the Corporation, by providing four (4) months' written notice of termination to the Employee in advance of the effective date of such termination. If this Agreement is terminated without cause, all outstanding unvested options, in this contract are awarded at the strike price of the day that the termination without cause occurs and become unrestricted and immediately exercisable.

(b) Termination of Agreement

This Agreement may be terminated by the Corporation without notice on the happening of any of the following events:

(i) the Employee being unable to perform the Employee's functions hereunder for a period of thirty (30) days by reason of physical incapacity, mental disease or affliction or the death of the Employee;

(ii) the engaging by the Employee in any act that is injurious to the Corporation, monetarily or otherwise, in a material way;

(iii) the engaging by the Employee in any criminal act or dishonesty resulting or intended to result directly or indirectly in personal gain of the Employee at the Corporation's expense;

(iv) the engaging by the Employee in any act whereby the Employee makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Corporation other than as a result of dealing in shares held by the Employee in compliance with applicable laws;

(v) the Employee breaching any of the terms or conditions of this Agreement;

(vi) the Employee becoming insolvent or being unable to pay the Employee's debts as they generally become due;

(vii) the Employee making an assignment for the benefit of his creditors or being petitioned into bankruptcy; or

(viii) such other events as shall be recognized by law for this purpose.

(c) Termination by Employee

This Agreement may be terminated at any time by the Employee upon written notice to the Corporation. The Employee shall provide the Corporation with a minimum of two (2) month's written notice in advance of the effective date of such termination.

5. Results of Termination

Upon termination resulting from the occurrence of any of the events described in paragraph 4 (b and c)above, this Agreement and the engagement of the Employee hereunder shall be wholly terminated, with the exception of paragraphs 7 through 17 inclusive which shall continue in full force and effect indefinitely notwithstanding the termination of this Agreement and the Options (as defined in subparagraph 6(b)(i)) or any entitlement thereto shall lapse in accordance with the provisions of applicable securities laws, the terms of the Micromem Technologies Inc. Stock Option Plan (the "**Micromem Stock Option Plan**") pursuant to which the Options were issued and the rules, regulations or policies of any regulatory agency having jurisdiction over the common shares of the Corporation or any stock exchange upon which the Corporation's common shares may become listed from time to time. Upon any such termination, the Employee shall not have any claim against the Corporation for damages or otherwise arising out of or in respect of this Agreement except for payments required to be made hereunder to the effective date of termination.

6. Compensation, Benefits and Expenses

(a) Salary

Subject to and conditional upon the Employee fulfilling all of her obligations under this Agreement, the Corporation shall pay to the Employee during the term of this Agreement a salary at the rate of (U.S.) fifteen thousand dollars ($15,000) per month, less statutory deductions and any applicable withholding taxes, which shall be paid monthly on the last day of every month during the term of this Agreement.

(b) Bonus

In addition to the Employee's Salary as set forth in (a) above, the Employee is also eligible to receive an annual bonus payable in cash as and when determined by the Compensation Committee of Micromem.

(c) Options

(i) Subject to and conditional upon the receipt of approval from the Micromem Board of Directors as well as the approvals (the "**Required Approvals**") the Employee will be granted 500,000 options (the "**Options**") each Option entitling the Employee to purchase one common share of the Corporation at an exercise price equal to the closing price of the Micromem Technologies Inc. stock (as quoted on the OTCBB) on the day before the execution of this Agreement subject to a floor price of $1.50 per share. The Options will vest as to 25% on

the date of grant (the date hereof) and equal quarterly amounts of 25% commencing 90 days after the date of grant.

(ii) Concurrently with the grant of options to the Employee as provided for in subparagraph (i) above, the Employee shall enter into an option agreement, in the form of the agreement utilized by the Micromem Stock Option Plan (the **"Options Agreement"**). The Employee acknowledges and covenants that upon any exercise of the options granted pursuant to subparagraph (i) above to purchase common shares of the Corporation, the Employee shall comply with the Micromem Stock Option Plan, any applicable securities legislation, order or policy statements concerning the sale of the said common shares and, in particular, the Employee shall not offer, resell or otherwise transfer such common shares in Canada, the United States or elsewhere except in compliance with applicable securities laws and the requirements of any stock exchange, or such other exchange upon which the common shares of the Corporation may become listed from time to time, and the certificates for the said common shares shall bear the following legend:

"The securities represented hereby have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and may be offered, sold or otherwise transferred only (a) to the company, (b) outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act, (c) pursuant to an exemption from registration under the U.S. Securities Act provided by Rule 144A thereunder, if applicable, and in compliance with any applicable state laws, or (d) with the prior written consent of the company, pursuant to another exemption from registration under the U.S. Securities Act and any applicable state securities laws. Delivery of this certificate may not constitute good delivery in settlement of transactions or stock exchanges in Canada or the United States."

(iii) For clarity, it is stated that the Employee shall have no entitlement to exercise the Options or any shares thereunder until and unless the Required Approvals have been granted and the Option Agreement has been signed and delivered by the Employee.

(d) Vacation

The Employee shall be entitled to three (3) weeks in arrears of vacation per annum.

(e) Expenses

The Employee shall be reimbursed for all reasonable and necessary travelling, entertainment and other expenses actually and properly incurred by the Employee from time to time in connection with the carrying out of his duties hereunder on submission of proper receipts, vouchers and other reasonable confirming documentation, **and in accordance with the budgeted guidelines. In addition Employee will receive $1500 per month insurance allowance and $500 per month company vehicle allowance.**

7. Confidential Information

(a) The Employee acknowledges that in the course of his carrying out, performing and fulfilling his responsibilities to the Corporation he will have access to and will be entrusted with detailed confidential information which may include, without limitation, data, intellectual property, financial information, shareholder lists, agreements, correspondence and documentation to, from, and regarding investors and prospective investors, auditors, legal counsel and professional advisors, joint venture partners and prospective joint venture partners, of the Corporation and its subsidiaries, brokers, vendors of properties of any kind, and copyrights, patents and trade secrets, marketing and business plans, source codes, algorithms, hardware and software designs, technology plans and designs, customer/client lists and information of all kinds about the customers and clients of the Corporation, financial information, and price lists concerning the business of the Corporation and the present and contemplated products, techniques and other services evolved or used by the Corporation (the "**Confidential Information**") and that any disclosure of the Confidential Information to the competitors of the Corporation or the general public would be highly detrimental to the best interests of these parties. The Employee acknowledges and agrees that the right to maintain the confidentiality of the Confidential Information and the right to preserve the goodwill of the Corporation constitute proprietary rights which the Corporation is entitled to protect. Accordingly, the Employee covenants and agrees with the Corporation that, save with the consent of the Corporation, he will not, during the term of his employment with the Corporation or for a period of five (5) years after the termination of his employment whether under this Agreement or a renewal hereof or under any other agreement, disclose any of the Confidential Information to any person outside of the Corporation nor shall he use the same for any purpose other than for the purposes of the Corporation. The Employee shall deliver to the Corporation, upon termination of his engagement hereunder, and upon request, all Confidential Information relating to the business of the Corporation and all assets and properties of the Corporation referenced therein, which he may then possess or have under his control. The Employee may retain one archival copy of the Confidential Information. The Employee agrees that all restrictions contained in this clause are reasonable and valid in the circumstances and all defenses to the strict enforcement thereof by the Corporation are hereby waived by the Employee.

(b) Notwithstanding subparagraph (a) hereof, the Employee shall not be liable for disclosure of the Confidential Information upon the occurrence of one or more of the following events:

(i) the Confidential Information becoming generally known to the public other than through a breach of this agreement;

(ii) the Confidential Information having come into the possession of the Employee, after the termination of this agreement, from a third party or parties, who is or are under no obligation to the Corporation to maintain the confidentiality of such information, without breach of this agreement by the Employee, as shown by documentation sufficient to establish the third party as a source of the Confidential Information; and

(iii) The Employee being required to make disclosure of the Confidential Information by operation of law.

8. Non-Solicitation

The Employee agrees that following the execution of this agreement with the Corporation, he will not, directly or indirectly, at any time during his employment with the Corporation and during the period of two (2) years from the date of termination of this Agreement, or any renewal, extension or amendment hereof, without the prior written consent of the Corporation, solicit or attempt to solicit away from the

Corporation or any of its affiliates any existing or prospective shareholders, investors, employees, consultants, contractors for service, suppliers, customers, licensees, clients, joint venture partners or vendors of properties of any kind, or acquisition or merger candidates of the Corporation or its affiliates, including, but not limited to, any business relating any technology developed by the Employee on behalf of the Corporation.

9. Inventions

The Employee shall promptly disclose to the Corporation or its designee any and all discoveries, inventions, developments, improvements or innovations (hereinafter referred to as "**Inventions**"), whether patentable or unpatentable, made or conceived by the Employee, either solely or jointly with others: (a) during the term of this Agreement or any extension thereto, that relate to, or arise out of, any developments, services or products of, or pertain to the business of the Corporation or any of its subsidiaries or divisions and (b) for a period of six (6) months after termination of the Employee's employment with the Corporation, said Inventions that relate to, or arise out of, any developments, services or products that Employee has been concerned with during the term of his employment hereunder.

The Employee hereby assigns and agrees to assign to the Corporation, its successors and assigns, the Employee's entire right, title and interest in and to any of said Inventions. Both during and after the termination of this Agreement, the Employee agrees to execute and deliver all such instruments, agreements and assignments as the Corporation and its advisors shall deem appropriate and necessary to vest ownership and title to the Inventions in the Corporation.

The Employee shall do all lawful things, including: maintaining Invention records which shall be the property of the Corporation and rendering assistance and executing necessary documents, as requested, to enable the Corporation to file and obtain patents in Canada, the United States and foreign countries on any of said Inventions, as well as to protect the Corporation's interest in any of said Inventions during the life of any inventions, patents, trade secrets, etc.

All notes and records kept by the Employee in connection with his services under this Agreement shall be the exclusive property of the Corporation. The Employee, on leaving the service of the Corporation for any reason whatsoever, shall promptly deliver all such notes and records to the Employee. The Employee agrees that the salary received from the Corporation shall be full consideration and compensation for services performed by his for all Inventions, and for assignments of the same to the Corporation.

The Employee will list, if such is the case, in **Schedule "B"** to this Agreement all Inventions relating to any development, service or product whatsoever that were owned or controlled by the Employee at the time of entering into this Agreement and which shall be excluded from this Agreement.

10. Relationship

The engagement of the Employee under the terms of this Agreement shall constitute the Employee as an employee and not a partner or joint venture partner of the Corporation or its affiliates and the remuneration to which the Employee shall be entitled shall be only the Employee's compensation as stipulated in paragraph 6 hereof. The Employee shall have no right to any interest in the assets, revenues or profits of the Corporation or its subsidiaries.

The Employee represents and warrants to the Corporation that all information provided by the Employee in the PIF is accurate as of the date hereof.

Employee to remain a director of Micromem Technologies Inc.

11. **Validity of Covenants**

If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and the covenants and provisions herein are hereby declared to be separate and distinct. The Employee hereby agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Corporation are hereby waived by the Employee.

12. **Injunctive Relief**

The Employee further agrees that the remedy at law for any breach by the Employee of the confidentiality, or non-solicitation provisions or assignment provision regarding inventions set forth in section 9 of this agreement will be inadequate and that the Corporation, and/or its affiliates, on any application to a court, shall be entitled to temporary and permanent injunctive relief against the Employee without the necessity of proving actual damage to the Corporation or its affiliates. The Employee further agrees that the breach of the said provisions of this Agreement contained herein will result in irreparable damage to the Corporation or its affiliates which will not be compensable by law through an award of damages.

13. **Notice**

Any notice in writing required to or permitted to be given to the Employee hereunder shall be sufficiently given if delivered to the Employee personally or mailed by registered mail, postage prepaid, addressed to the Employee as follows:

Mr. Steven Van Fleet
74 Cunningham Drive
Lagrangeville, NY 12540
U.S.A.

Fax: 845 227 1805
Attention: Mr. Steven Van Fleet

Any notice in writing required or permitted to be given to the Corporation hereunder may be given in the same fashion to the Corporation, as follows:

Micromem Technologies Inc
777 Bay Street, Suite 1910
Toronto, Ontario, M5G 2E4

Fax.: (416) 360-4034
Attention: Joseph Fuda, President

Any such notice which is mailed shall be deemed to have been received by the Employee or the Corporation, as the case may be, on the seventh day following the date of mailing. Any such notice which is delivered personally, by fax transmission or by courier shall be deemed to have been received by the Employee or the Corporation, as the case may be, on the same day that it is actually received at the premises of the addressee as described above. Any address for the giving of notices hereunder may be changed by notice in writing.

14. Governing Law

The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The parties hereby agree to submit to the non-exclusive jurisdiction of the courts of the State of New York and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

15. Successors and Assigns

The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the successors and permitted assigns of the Corporation and the Employee, respectively, provided that the obligations of any of the parties hereto may not be assigned without the express prior written consent of the other parties hereto.

16. Severability

If any part of this Agreement is held or deemed to be invalid or unenforceable for any reason whatsoever, then that part will be deemed to be deleted from this Agreement and this Agreement will otherwise remain in full force and effect.

17. Entire Agreement; Amendment; Headings

This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by written instrument signed by each party. The headings used in this Agreement are solely for convenience and are not to be used in construing or interpreting this Agreement.

18. Independent Advice

The Employee hereby acknowledges that he has been given the opportunity to obtain and the Corporation has advised his to obtain independent legal advice concerning the advisability of entering into this Agreement prior to executing this Agreement.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed as of the date and year first above written.

SIGNED, SEALED AND DELIVERED
In the presence of

____
Witness

)
)
)
)
)
) STEVEN VAN FLEET

)

MICROMEM APPLIED SENSOR
TECHNOLOGIES INC.

Per: _______________________________
Joseph Fuda, President
Micromem Technologies Inc.

MICROMEM TECHNOLOGIES INC.

Per: _______________________________
Joseph Fuda
President & CEO

SCHEDULE "A"

DUTIES AND RESPONSIBILITIES OF STEVEN VAN FLEET

(a) Reporting to the CEO and as required the Board of Directors of Micromem, the Employee shall have the following duties and responsibilities in addition to those assigned to his from time to time by the Corporation and/or the Micromem Board of Directors:

- i. Responsibility for business development.
- ii. Responsibility for development and management of overall US Operations budget management which budget shall be approved by Micromem.
- iii. Responsibility for staffing recommendations
- iv. Responsibility for board member recommendations
- v. Responsibility for creating and recommending legal agreements between clients and vendors.
- vi. Client management.
- vii. Interactions and reporting as required with/to:
  - a. Board of Directors and Board committees.
  - b. Technical Advisory Committee (TAC).
  - c. Chief Financial Officer
  - d. Legal counsel.
  - e. Regulators
  - f. Others as may be identified from time to time.
- viii. Issuance of regular status reports.
- ix. Responsibility for setting project budgets and managing projects against budget.
- x. Monitoring intellectual property developments relative to project work in process.
- xi. Managing relationships with:
  - a. Strategic Solutions
  - b. GCS
  - c. BAE
  - d. Dreifus Associates Ltd. (in concert with TAC)
  - e. Other entities as identified form time-to-time.

(b) The Employee may also provide additional services as requested by the Corporation from time to time, and the Corporation may, from time to time, more particularly define those services to be provided by the Employee.

(c) The Employee shall report to the Chief Executive Officer of Micromem Technologies Inc. and the Micromem Board of Directors. All final decisions with regard to actions of the Corporation, even if they are in respect of opportunities secured and developed by the Employee, shall be made by senior

management of the Corporation acting in concert with the management and Board of Directors of Micromem.

(d) The Employee in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances

SCHEDULE "B"

EXCLUDED INVENTIONS

No inventions excluded.